                                 EMPLOYMENT AGREEMENT

    This Employment Agreement (the "Agreement") is entered into by and between Data Net International, Inc. (the "Company") and James Ung ("Employee"), as of the 1st day of May, 1997.

I.  EMPLOYMENT.

    The Company hereby employs Employee and Employee hereby accepts such employment, upon the terms and conditions hereinafter set forth, from May 1st, 1997, to and including April 30th, 2002. This Agreement is subject to renewal only as set forth in Section VI below.

II. DUTIES.

    A. Employee shall serve during the course of his employment as President of the company, and shall have such other duties and responsibilities as the Chief Executive Officer of the Company shall determine from me to time.

    B. Employee agrees to devote substantially all of his time, energy and ability to the business of the Company. Nothing herein shall prevent Employee, upon approval of the Board of Directors of the Company, from serving as a director or trustee of other corporations or businesses which are not in competition with the business of the Company as set forth in Section IV hereof or in competition with any present or future affiliate of the Company. Nothing herein shall prevent Employee from investing in real estate for his own account or from becoming a partner or a stockholder in any corporation, partnership or other venture not in competition with the business of the Company as set forth in Section IV hereof or in competition with any present or future affiliate of the Company.

    C. For term of this Agreement, Employee shall report to the Chief Executive Officer of the Company or his designee.

III. COMPENSATION.

    A. The Company will pay to Employee a base salary at the rate of $144,000.00 per year. Such salary shall be earned monthly and shall be payable in periodic installments no less frequently than monthly in accordance with the Company's customary practices. Amounts payable shall be reduced by standard withholding and other authorized deductions. The Company may in its discretion increase Employee's salary but it may not reduce it during the term of this agreement.

    B. BONUS. Employee shall be entitled to receive a quarterly bonus based upon the following formula: 15% of the Gross Profit (as defined below) of the Computer Hardware

Distribution Division of Employer in excess of $100.000.00 during the relevant fiscal quarter. "Gross Profit" means all revenues generated by the Computer Hardware Distribution Division less cost of goods sold, insurance shipping and credit/check guarantee fees. The bonus will be paid within 45 days after the end of each fiscal quarter of Employer based upon sales during the fiscal quarter. Any disputes regarding the computation of Gross Profit will be determined by the Employer's independent public accountants whose determination will be final and binding. Employer agrees to maintain sufficient accountants to determine the Gross Profit.

    C. WELFARE BENEFIT PLANS. Employee and/or his family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company. Employee will be compensated for up to ten sick days per year.

    D. EXPENSES. Employee shall have access to an expense account in the sum of $20,400.00 per year. Employee shall be entitled to withdraw from the expense account to pay for all reasonable employment expenses incurred by his in accordance with the policies, practices and procedures as in effect generally with respect to other peer executives of the Company.

    E. FRINGE BENEFITS. Employee shall be entitled to fringe benefits in accordance with the plans, practices, programs and policies as in effect generally with respect to other peer executives of the Company.

    F. VACATION. Employee shall be entitled to two weeks paid vacation per year, in accordance with the plans, policies, programs and practices as in effect generally with respect to other peer executives of the Company.

    G. CAR ALLOWANCE. Employee shall be entitled to a car allowance in the sum of $500.00 per month.

    H. The Company reserves the right to modify, suspend or discontinue any and all of the above plans, practices, policies and programs at any time without recourse by Employee so long as such action is taken generally with respect to other similarly situated peer executives and does not single out Employee.

IV. TERMINATION.

    A. DEATH OR DISABILITY. Employee's employment shall terminate automatically upon Employee's death. If the Company determines in good faith that the Disability of Employee has occurred (pursuant to the definition of Disability set forth below), it may give to Employee written notice in accordance with Section XIX of its intention to terminate Employee's employment. In such event, Employee's employment with the Company shall terminate effective on the 30th day after receipt of such notice by Employee, provided that, within the 30 days after such receipt, Employee shall not have returned to full-time performance of his duties. For purposes of this Agreement, "disability" shall mean a physical or mental impairment which substantially limits a major life activity of Employee and which renders Employee unable to perform the essential functions of his position, even with reasonable accommodation which does not impose an undue hardship on the Company. The Company reserves the right, in good faith, to make the determination of disability under this Agreement based upon information supplied by Employee and/or his medical personnel, as well as information from medical personnel (or others) selected by the Company or its insurers. "Incapacity" as used herein shall be limited only to such Disability which substantially prevents the Company from availing itself of the services of Employee.

    B. CAUSE. The Company may at any time terminate Employee's employment for Cause. For purposes of this Agreement, "cause" shall mean that the Company, acting in good faith based upon the information then known to the Company, determines that Employee has engaged in or committed: willful misconduct; gross negligence; theft, fraud or other illegal conduct; refusal or unwillingness to perform his duties; sexual harassment; conduct which reflects adversely upon, or making any remarks disparaging of, the Company, its Board, officers, directors, advisors or employees or its affiliates or subsidiaries; insubordination; any willful act that is likely to and which does in fact have the effect of injuring the reputation, business or a business relationship of the Company; violation of any fiduciary duty; violation of any duty of loyalty; and breach of any term of this Agreement.

    C. OTHER THAN CAUSE OR DEATH OR DISABILITY. The Company may terminate Employee's employment at any time, with or without cause, upon [6 months'] written notice.

    D.   OBLIGATIONS OF THE COMPANY UPON TERMINATION.

         1. DEATH OR DISABILITY. If Employee's employment is terminated by reason of Employee's Death or Disability, this Agreement shall terminate without further obligations to Employee or his/her legal representatives under this Agreement, other than for (a) payment of the sum of (i) employee's annual base salary through the date of termination to the extent not heretofore paid and
(ii) any compensation previously deferred by Employee (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (i) and (ii) shall be hereinafter referred to as the "Accrued Obligations"), which shall be paid to Employee or his estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the date of termination; and (b) payment to Employee or his estate or beneficiary, as applicable, any amounts due pursuant to the terms of any applicable welfare benefit plans.

         2. CAUSE. If Employee's employment is terminated by the Company for Cause, this Agreement shall terminate without further obligations to Employee other than for the timely payment of Accrued Obligations. If it is subsequently determined that the Company did not have Cause for termination under this Section IV-D-2, then the Company's decision to terminate shall be deemed to have been made under Section IV-D-3 and the amounts payable thereunder shall be the only amounts Employee may receive for his termination.

         3. OTHER THAN CAUSE OF DEATH OR DISABILITY. If the Company terminates Employee's employment for other than Cause or Death or Disability, this Agreement shall terminate without further obligations to Employee other than for the timely payment of Accrued Obligations.

         4. EXCLUSIVE REMEDY. Employee agrees that the payments contemplated by this Agreement shall constitute the exclusive and sole remedy for any termination of his employment and Employee covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment.

V.  ARBITRATION.

    Any controversy or claim arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, shall be submitted to arbitration, to be held in Los Angeles County, California in accordance with California Civil Procedures Code Sections 1282-1284.2. In the event either party institutes arbitration under this Agreement, the party prevailing in any such litigation shall be entitled, in addition to all other relief, to reasonable attorneys' fees relating to such arbitration. The non-prevailing party shall be responsible for all costs of the arbitration, including but not limited to, the arbitration fees, court reporter fees, etc.

VI. RENEWAL.

    This Agreement shall be automatically renewed for one additional year each year after the expiration of the stated term, unless one party or the other gives notice, in writing, at least (30) days prior to the expiration of this Agreement (or any renewal) of their desire to terminate the Agreement or modify its terms.

VII. ANTI-SOLICITATION.

    Employee promises and agrees that during the term of this Agreement or renewal in accordance with Section VI above, he will not influence or attempt to influence customers of the Company or any of its present or future subsidiaries or affiliates, either directly or indirectly to divert their business to any individual, partnership, firm, corporation or other entity then in competition with the business of the Company, or any subsidiary or affiliate of the Company.

VIII. JOINING FORMER COMPANY EMPLOYEES.

    Employee promises and agrees that for one year following his termination of employment other than pursuant to Section IV-C above or Disability above or expiration of this Agreement, he will not enter business or work with any person who was employed with the Company, and who earned annually $25,000 or more as a Company employee during the last six months of his or her won employment, in any business, partnership, firm, corporation or other entity then in competition with the business of the Company or any subsidiary or affiliate of the Company.

IX. SOLICITING EMPLOYEES.

    Employee promises and agrees that he will not, for a period of one year following termination of his accordance with Section VI above, directly or indirectly solicit any of the Company employees who earned annually $25,000 or more as a Company employee during the last six months of his or her own employment to work for any business, individual, partnership, firm, corporation, or other entity then in competition with the business of the Company or any subsidiary or affiliate of the Company.

X.  CONFIDENTIAL INFORMATION.

    A. Employee, in the performance of Employee's duties on behalf of the Company, shall have access to, receive and be entrusted with confidential information, including but in no way limited to development, marketing, organizational, financial, management, administrative, production, distribution and sales information, data, specifications and processes presently owned or at any time in the future developed, by the Company or its agents or consultants, or used presently or at any time in the future in the course of its business that is not otherwise part of the public domain (collectively, the "confidential Material"). All such confidential Material is considered secret and will be available to Employee in confidence. Except in the performance of duties on behalf of the Company, Employee shall disclose or use any such Confidential Material, unless such Confidential Material ceases (through no fault of Employee's) to be confidential because it has become party of the public domain. All records, files, drawings, documents, equipment and other tangible items, wherever located, relating in any way to the Confidential Material or otherwise to the Company's business, which Employee prepares, uses or encounters, shall be and remain the Company's sole and exclusive property and shall be included in the Confidential Material. Upon termination of this Agreement by any means, or whenever requested by the Company, Employee shall promptly deliver to the Company any and all of the Confidential Material, not previously delivered to the Company, that may be or at any previous time has been in Employee's possession or under Employee's control.

    B. Employee hereby acknowledges that the sale or unauthorized use or disclosure of any of the Company's Confidential Material by any means whatsoever and any time before, during or after Employee's employment with the Company shall constitute unfair Competition. Employee agrees that Employee shall not engage in Unfair Competition either during the time employed by the Company or any time thereafter.

XI. SUCCESSORS.

    A. This Agreement is personal to Employee and shall not, without the prior written consent of the Company, be assignable by Employee.

    B. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, "successor" and "assignee" shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires the stock of the Company or to which the Company assigns this Agreement by operation of law or otherwise.

XII. WAIVER.

    No waiver of any breach of any term or provisions of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

XIII. MODIFICATION.

    This Agreement may not be amended or modified other than by a written agreement executed by Employee and an officer of the Company following authorization by the Board of Directors of the Company.

XIV.  SAVING CLAUSE.

    If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not effect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

XV.   COMPLETE AGREEMENT.

    This Agreement constitutes and contains the entire agreement and final understanding concerning Employee's employment with the Company and the other subject matters addressed herein between the parties. It is extended by the parties as a complete and exclusive statement of the terms of their agreement. It supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof. Any representation, promise or agreement, not specifically included in this Agreement shall not be binding upon or enforceable against either party. This is a fully integrated agreement.

XVI.  GOVERNING LAW.

    This Agreement shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with and governed by, by the laws of the State of California without regard to principles of conflict of laws.

XVII. CONSTRUCTION.

    Each party has cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

XVIII. COMMUNICATIONS.

    All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly give if delivered or if mailed by registered or certified mail, postage prepaid, addressed to Employee at 20110 Roundtree Court, Walnut, CA 91789, or addressed to the Company at 1304 John Reed Court, City of Industry, CA 91745. Either party may change the address at which notice shall be given by written notice given in the above manner.

XIX.  EXECUTION.

    This Agreement is being executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Photographic copies of such signed counterparts may be used in lieu of the original for any purpose.

XX. LEGAL COUNSEL.

    Employee and the Company recognize that this is a legally binding contract and acknowledge and agree that they have had the opportunity to consult with legal counsel of their choice.

    In witness whereof, the parties hereto have executed this Agreement as of the date first above written.


Data Net International

By
    ----------------------------     -------------------------------
Its Chief Executive Officer          "Employee"

                     AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

     This Amendment No. 1 (the "Amendment"), dated as of July 1, 1997, to that certain Employment Agreement (the "Employment Agreement") by and between , Data Net International, Inc. (the "Company") and James Ung ("Employee"), dated as of the 1st day of May, 1997, with reference to the following facts:

                                    RECITALS

     WHEREAS, Employee is currently serving as President of the Company pursuant to the terms and conditions of the Employment Agreement;

     WHEREAS, Employee and the Company have orally agreed to amend the Employment Agreement;

     WHEREAS, Employee and the Company wish to memorialize the terms and conditions of the Amendment.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee agree as set forth below.

1. Sections III(A), III(B), IV(C) and IV(D)(3) of the Employment Agreement shall be deleted in their entirety.

2. The following provisions shall be inserted as Sections III(A) and (B) to the Employment Agreement:

III. COMPENSATION.

          A. SALARY. The Company will pay to Employee a base salary at the annual rate of $144,000.00 up to and including September 30, 1997 and thereafter at the annual rate of $192,000.00 during the remaining term of his employment pursuant to the Employment Agreement. Such salary shall be earned monthly and shall be payable in periodic installments no less frequently than monthly in accordance with the Company's customary practices. The Company may in its discretion increase Employee's salary pursuant to this Paragraph III(A), but it may not reduce it during the term of the Employment Agreement. If Employee accepts such increase, the Employment Agreement will continue in full force and effect whether or not it has been amended to reflect such increase.

          B. STOCK OPTIONS. The Company shall grant to Employee, concurrent with the execution of this Amendment, options to purchase 9,000 shares of the Company's Common Stock (the "Options"), exercisable at a per share exercise price of $29.55 per share, subject to the vesting requirements set forth in the Option Certificate to be signed by Employee, a copy of which is attached hereto and made a part hereof.

3. The following provisions shall be inserted as Sections IV(C) and (D)(3) to the Employment Agreement:

IV.  TERMINATION.

          C. OTHER THAN CAUSE OR DEATH OR DISABILITY. The Company may terminate Employee's employment other than for the reasons set forth in Paragraphs IV(A) and (B) of the Employment Agreement upon written notice.

          D.   OBLIGATIONS OF THE COMPANY UPON TERMINATION.

               3. If the Company terminates Employee's employment for other than Cause or Death or Disability, it shall continue to pay to Employee, in installments in the same manner and at the same times the Company pays base salaries to other executive officers of the Company, Employee's then current base salary pursuant to Paragraph III(A) of the Employment Agreement, as amended, for the lesser of (i) six (6) months, commencing on the date of notice of termination pursuant to this Paragraph IV(C) or (ii) the remainder of the term of this Agreement (the "Severance Period"), and the Company shall continue to provide Executive benefits pursuant to Paragraph III(C) of this Agreement during the Severance Period until comparable benefits are obtained by Employee from another employer.

4. Other than the deletion and addition of the terms set forth in paragraphs 1, 2 and 3 above, all terms of the Employment Agreement shall remain in full force and effect.

5. This Amendment has been negotiated and entered into in the State of California and shall be construed in accordance with the laws of the State of California.

     IN WITNESS WHEREOF, the Company has caused this Amendment to be executed on its behalf by its duly authorized officer and Employee has executed the same as of the day and year first above written.

Data Net International, Inc.



By
    ----------------------------      -----------------------------
Its Chief Executive Officer           Employee

                                  OPTION CERTIFICATE
                             (NON-STATUTORY STOCK OPTION)


    THIS IS TO CERTIFY that Data Net International, Inc., a California corporation (the "COMPANY"), has granted to the person named below ("OPTIONEE") a non-statutory stock option (the "OPTION") to purchase shares of the Company's Common Stock (the "SHARES") under its 1997 Stock Plan and upon the terms and conditions as follows:


         Name of Optionee:          James Ung
                                    ---------------------------------------
         Address of Optionee:       20110 E. Roundtree Court
                                    ---------------------------------------
                                    Walnut, CA 91789
                                    ---------------------------------------

         Number of Shares:          9,000
                                    ---------------------------------------
         Option Exercise Price:     $ 29.55 per share
                                    -------
         Date of Grant:             July 1, 1997
                                    --------------
         Option Expiration Date:    July 1, 2007
                                    --------------

    EXERCISE SCHEDULE:  The Option shall become exercisable as follows:

    One quarter (1/4) of the options shall vest on July 1, 1997. The remaining three quarters (3/4) shall vest on the first day of each calendar month for forty seven (47) months thereafter in forty seven (47) equal installments of one-forty eighth (1/48) of the remaining shares rounded down to the nearest whole share, and all remaining shares shall vest on July 1, 2001; provided, however, that if the employment of Optionee pursuant to that certain Employment Agreement between Optionee and the Company dated May 1, 1997 is terminated without cause by the Company, then all unvested shares shall vest immediately upon such termination.

    SUMMARY OF OTHER TERMS: This Option is defined in the Stock Option Agreement (Non-statutory Stock Option) (the "OPTION AGREEMENT") which is attached to this Option Certificate (the "CERTIFICATE") as Annex I. This Certificate summarizes certain of the provisions of the Option Agreement for your information, but is not complete. Your rights are governed by the Option Agreement, not by this summary. The Company strongly suggests that you carefully review the full Option Agreement prior to signing this Certificate or exercising the Option.

    Among the terms of the Option Agreement are the following:

    EMPLOYMENT: The Option Agreement does not obligate the Company to retain you for any period of time. Unless otherwise agreed IN WRITING, the Company reserves the right to terminate any employee at any time, with or without cause. See Section 5(d) of the Option Agreement.

    TERMINATION OF EMPLOYMENT: While the Option terminates on the Option Expiration Date, it will terminate earlier if you cease to be employed by the Company. If your employment ends due to death or permanent disability, the Option terminates six months after the date of death or disability, and is exercisable during such six-month period as to the portion of the Option which had vested prior to the date of death or disability. In all other cases, the Option terminates 30 days after the date of termination of employment, and is exercisable during such time period as to the portion of the Option which had vested prior to the date of termination of employment; PROVIDED, HOWEVER, if you are terminated "for cause," the Option will terminate 5 days after the date of termination of your employment and is exercisable during such time period as to the portion of the Option which had vested prior to the date of termination of employment. See Section 5 of the Option Agreement.

    TRANSFER: The Option is personal to you, and cannot be sold, transferred, assigned or otherwise disposed of to any other person, except on your death. See Section 15(d) of the Option Agreement.

    EXERCISE: You can exercise the Option (once it is exercisable), in whole or in part, by delivering to the Company a Notice of Exercise identical to Exhibit "A" attached to the Option Agreement, accompanied by payment of the Exercise Price for the Shares to be purchased. The Company will then issue a certificate to you for the Shares you have purchased. You are under no obligation to exercise the Option. See Section 4 of the Option Agreement.

    MARKET STAND-OFF: The Option provides that in connection with any underwritten public offering by the Company, you may not sell or transfer any of your Shares without the prior written consent of the Company or its underwriters for a period of up to 180 days after the effective date of the offering. See
Section 6(a) of the Option Agreement.

    ADJUSTMENTS UPON RECAPITALIZATION: The Option contains provisions which affect your rights in the event of stock splits, stock dividends, mergers and other major corporate reorganizations. See Section 7 of the Option Agreement.

    WAIVER: By signing this Certificate, you will be agreeing to all of the terms of the Option Agreement, including those not summarized in this Certificate. You will waive your rights to options or stock which may otherwise have been promised to you. See Section 8 of the Option Agreement.

    WITHHOLDING: The Company may require you to make any arrangements necessary to insure the proper withholding of any amount of tax, if any, required to be withheld by the Company as a result of the exercise of the Option. See Section 13 of the Option Agreement.